LICENSE AGREEMENT
                                -----------------

         This License Agreement ("Agreement") is entered into as of January 26, 2001 ("Effective Date"), by and among Wayne State University, a Michigan nonprofit corporation ("WSU"), Barbara Ann Karmanos Cancer Institute, a Michigan nonprofit corporation ("KCI") (collectively, the "Licensors"), and SafeScience, Inc., a Nevada corporation ("Licensee"). For purposes of this Agreement, each of Licensee, on the one hand, and Licensors, on the other hand, shall be a "party."

                                    RECITALS

         WHEREAS, Licensors hold certain patents and technology for which Licensors are willing to grant Licensee a license to develop and use such intellectual property for the benefit of Licensors and the public, in accordance with the provisions of 35 U.S.C. ss.ss. 201-211 and the regulations promulgated thereunder ("Federal Patent Policy");

         WHEREAS, Licensee is willing to acquire the right to use such intellectual property on the terms and conditions set forth below and subject to the provisions of the Federal Patent Policy;

         WHEREAS, Licensee and Licensors have executed a non-binding letter of intent dated November 15, 2000 (the "LOI Date") containing the terms of a license to use certain intellectual property rights (the "Letter of Intent"); and

         WHEREAS, Licensee and Licensors desire to formally set forth the terms of the Letter of Intent and the rights and interests of Licensee in respect of the license for such intellectual property.

         NOW, THEREFORE, in consideration of the premises and mutual promises and agreements hereinafter set forth, Licensee, WSU and KCI agree as follows:

                                 1. DEFINITIONS

         1.1. "Affiliate". "Affiliate" means (i) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with Licensee, or (ii) any Person who is a direct or indirect beneficial holder of at least 30% of any class of the outstanding capital stock of Licensee or a Person described in clause (i).

         1.2. "GBC-590 Material". "GBC-590 Material" means products which utilize modified citrus pectin in connection with the Galectin 3 receptor, including, without limitation, those described in the Licensed Patents.

         1.3. "Improvements". "Improvements" means materials, and methods for their use or manufacture, which would, if unlicensed, infringe one or more claims of the Licensed Patents.

         1.4. Intentionally Deleted.

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         1.5. "Licensed Patents". "Licensed Patents" means (i) U.S. Patent No.
5,895,784, entitled "Method for Treatment of Cancer by Oral Administration of Modified Pectin;" (ii) United States ("U.S") Patent No. 5,834,442, entitled "Method for Inhibiting Cancer Metastasis by Oral Administration of Soluble Modified Citrus Pectin;" (iii) any U.S. patent application filed as a continuation, continuation-in-part or division of the patents or patent applications described in Sections 1.5 (i-ii); (iv) any foreign applications or patents which are counterparts to the U.S. patents described in Sections 1.5 (i-ii) (including divisions, continuations or continuations-in-part of such patent applications); (v) any other patent applications or patents that cover Improvements (defined above); and (vi) any patents which issue from applications described in Sections 1.5 (i-v). Licensed Patents are set forth in attached Exhibit A, which shall be amended from time to time to include new Licensed Patents in accordance with this Agreement.

         1.6. "Licensed Product(s)". "Licensed Product(s)" means any product(s) or process(es) (i) that embody or utilize any aspect of the Licensed Patents or the Licensed Technology, or (ii) the manufacture, use, license or sale of which product or process would (a) absent the licenses granted herein, infringe any proprietary right of Licensors in respect of the Licensed Patents or the Licensed Technology, or (b) involve utilization of GBC-590 Material.

         1.7. "Licensed Technology". "Licensed Technology" means all technical information, including, without limitation, any specifications, methods, processes, documentation and other data, information and know-how (i) owned by Licensors, (ii) in existence as of the Effective Date, and (iii) necessary and desirable to practice the inventions embodied in the Licensed Patents.

         1.8. "Net Revenue". "Net Revenue" means gross revenue received by Licensee, any Affiliate, or any sublicensee of Licensee from the sale of Licensed Products less (i) amounts repaid or credited by reason of defects, returns, rejections or allowances, (ii) sales taxes, excise taxes, value added taxes and customs duties, paid, absorbed or allowed, (iii) commissions paid or actually allowed to independent brokers or agents, (iv) shipping charges, and
(v) trade and quantity discounts actually allowed (and taken) as customary in the trade. Net Revenue shall not include revenue received by Licensee (or any Affiliate) from transactions with an Affiliate, where the Licensed Product in question will be resold by the Affiliate paying the revenue; provided, the revenue received by the Affiliate paying the revenue from resale of the Licensed Product is included in Net Revenue in accordance with Section 3.2. Revenue received by Licensee (or any Affiliate) from transactions with an Affiliate, where the Licensed Product in question is used by the Affiliate paying the revenue solely for such Affiliate's internal purposes, shall be included in Net Revenue and the price charged such Affiliate shall be at least the fair market value of such Licensed Product. Net Revenue shall also not include any sublicense fees received by Licensee from its sublicensees hereunder; provided that, the revenue received by Licensee's sublicensees from the sale of Licensed Products is included in Net Revenue in accordance with Section 3.2.

         1.9. "Person". "Person" means any individual, partnership, corporation, joint venture, association, trust, unincorporated organization or entity.

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         1.10. "Territory". "Territory" means the United States or any other country.

                 2. TITLE; LICENSE GRANT; RESERVATION OF RIGHTS

         2.1.     Grant of License.

                  (a) Subject to the terms and conditions of this Agreement, Licensors hereby grant to Licensee, and Licensee hereby accepts, an exclusive, worldwide, royalty-bearing license under the Licensed Patents and Licensed Technology, including the right to grant sublicenses and the right to make, have made, use, lease and sell Licensed Products.

                  (b) Licensors shall be free to undertake additional research relating to the Licensed Products which is internally funded by Licensors or funded by government agencies. Licensors will not engage in any research project relating to Licensed Products funded by a for-profit entity other than an Affiliate without first offering Licensee the opportunity to fund such project. Licensee shall also have the right to incorporate into this Agreement any Improvements of the Licensed Products which result from a project which is funded by Licensee, internally funded by Licensors or funded by government agencies.

         2.2. Sublicense Agreements. Licensee may grant sublicenses of its right to make, use and sell Licensed Products; provided, that Licensee shall (a) obtain Licensors' written consent to each sublicensee and each sublicense agreement, such consent not to be unreasonably withheld; (b) obtain each sublicensee's written agreement to be bound by the provisions of this Section 2.2, and Sections 2.3, 2.4(a), 2.4(d), 3.3, 3.4, 3.5, 3.6, 3.7, 7, 8 and 9.2 of
this Agreement; and (c) not be relieved of any of its obligations hereunder as a consequence of such sublicense(s). Any sublicenses granted by Licensee under this Agreement shall provide for termination or assignment to Licensors upon termination of this Agreement. The royalties and fees payable to Licensors in respect to sublicenses are set forth in Sections 3.2 and 3.3.

         2.3. Proprietary Rights Notices. Licensee shall mark all Licensed Products and their containers in accordance with the patent marking laws of the jurisdiction in which such Licensed Products are manufactured, used or sold. At a minimum, all Licensed Products shall bear a notice indicating that the product is the subject of a patent or pending application and identifying same.

         2.4.     Title; Federal Rights.

                  (a) This Agreement does not convey to Licensee any ownership rights in any Licensed Patents or Licensed Technology by implication, estoppel or otherwise, except for the license rights expressly granted in this Section 2. Title to the Licensed Patents and Licensed Technology shall at all times remain vested in Licensors, and Licensors retain the right to use the Licensed Patents and Licensed Technology for their internal purposes in accordance with Section
2.5. To the extent that any Licensed Patent or Licensed Technology has been wholly or partially funded by the federal government, Licensee's rights are also subject to the Federal Patent Policy.

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                  (b) Licensors hereby covenant that if any of the Licensed
Patents or Licensed Technology is subject to the Federal Patent Policy, Licensors will (i) disclose such Licensed Patent(s) and Licensed Technology to the government agency as required by the Federal Patent Policy, (ii) file all required elections to maintain title to the Licensed Patent(s) and Licensed Technology, and (iii) otherwise use their reasonable efforts to obtain the entire right, title and interest in such Licensed Patent(s) and Licensed Technology and seek maximum exclusive licensing rights and extensions thereof.

                  (c) Licensors represent to Licensee that, to the best of their knowledge, they have disclosed to Licensee any funding agency or foundation (including the federal government) that has provided support of any kind in the development of the Licensed Patents or Licensed Technology, which such sources are listed in Exhibit B.

                  (d) Licensee shall comply, and shall ensure that its sublicensees comply, in all material respects with all government statutes and regulations that relate to Licensed Products, including, without limitation, the Federal Patent Policy; the Food, Drug and Cosmetic Act of 1941, as amended, and the regulations promulgated thereunder; and the Export Administration Act of 1979, as amended, and the regulations promulgated thereunder.

         2.5. Internal Use by Licensors. Licensors shall retain a fully paid-up and royalty-free right to make, have made and use processes and products that embody the Licensed Patents and Licensed Technology for its internal research, teaching and educational purposes.

         2.6. Diligence. Licensee has represented to Licensors, to induce Licensors to issue this license, that it will diligently pursue commercialization of the Licensed Patents and Licensed Technology, including, without limitation, its obligations pursuant to Sections 3.1(c) and (d). Determination of diligence shall be made with reference to objective criteria, including, without limitation, Licensee's obligation to introduce Licensed Products to the market within six (6) months following receipt of necessary marketing approvals from the Food and Drug Administration ("FDA") and other appropriate regulatory agencies.

                  3. FEES; ROYALTIES; RECORD KEEPING; REPORTING

         3.1.     License Fees; Milestone Payments.

                  (a) On the Effective Date, Licensee shall pay Licensors a license fee of three hundred thousand dollars ($300,000).

                  (b) On the Effective Date, Licensee also shall pay Licensors a check in the amount of two thousand three hundred and one and 65/100 dollars ($2,301.65) to cover patent costs and expenses in respect of the Licensed Patents that have accrued since the LOI Date.

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                  (c) Licensee shall pay Licensors an additional license fee of one million, six hundred thirty five thousand dollars ($1,635,000). Such additional fee shall be paid in quarterly installments within forty-five (45) days of the end of each calendar quarter, with each quarterly installment payment constituting five percent (5%) of cash raised by Licensee from any source during the immediately preceding calendar quarter until such time as the $1,635,000 million is paid in full; provided, that in the event Licensee has not raised sufficient funds to generate one million, six hundred thirty five thousand ($1,635,000) in payments by December 31, 2001, Licensee shall pay Licensors the balance of such additional fee on or before February 14, 2002.

                  (d) Within thirty (30) days following the date on which Licensee commences Phase III clinical drug investigations relating to any Licensed Product, Licensee will pay Licensors five hundred thousand dollars ($500,000).

                  (e) Within thirty (30) days following the date on which Licensee makes a new drug application ("NDA") submission to the FDA relating to any Licensed Product, Licensee will pay Licensors one million dollars ($1,000,000).

                  (f) Within thirty (30) days following the date on which the FDA approves an NDA of Licensee covering any Licensed Product, Licensee will pay Licensors one million, five hundred thousand dollars ($1,500,000).

                  (g) All milestone payments due Licensors under Sections 3.1 (d-f) shall be (i) cumulative, (ii) triggered by either the specified FDA regulatory milestone or else a comparable foreign regulatory milestone, and
(iii) payable only in respect of the first occurrence of the respective milestones, regardless of whether multiple products result from Licensee's programs. In the event that Licensee commences commercial sales of any Licensed Product prior to FDA or similar regulatory approval in any Territory, it shall make a supplemental milestone payment to Licensors, in an amount equal to one million, five hundred thousand dollars ($1,500,000) less the amount of any milestone payments previously made pursuant to Sections 3.1 (d-f). Such supplemental milestone payment shall be made within thirty (30) days of the time Licensee commences such commercial sales.

                  (h) Total payments under Sections 3.1 (d-g) shall not exceed three million dollars ($3,000,000).

                  (i) Each of the payments made under this Section 3.1 shall (i) not be refundable or credited against royalties or other payments due Licensors under this Agreement, (ii) be allocated to support research and other needs of Licensors in accordance with the policies currently in place at WSU and KCI, and
(iii) be made by delivery to Licensors of a certified check or wire transfer except for the payments under 3.1 (a and b).

                  (j) The payments due Licensors pursuant to this Section 3.1 shall not be reduced as a result of (i) any inventorship investigation involving the Licensed Patents, regardless of the outcome of such investigation; and (ii) any amendment of the Licensed Patents necessary to avoid, overcome, or terminate

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any interference proceeding which is, or may be, declared between the Licensed
Patents and U.S. Patent Application Serial No. 08/024,487 or any divisions, continuations or continuations-in-part of same.

         3.2  Royalties; Equity.

                  (a) Commencing January 26, 2001, and no later than forty-five
(45) days following the end of each calendar quarter (i.e., March 31, June 30, September 30 and December 31), Licensee shall pay to Licensors royalties in respect of the most recent three-month period then ended equal to (i) two percent (2%) of Net Revenue in respect of Licensed Products covered by, or the method of use, manufacture or production of which Licensed Products are covered by, any issued claim of any Licensed Patents; or U.S. Patent Application Serial No. 08/024,487, or any divisions, continuations or continuations-in-part thereof, or any patent issuing therefrom; and (ii) one and one-half percent (1.5%) of Net Revenue in respect of Licensed Products that are not covered by an issued claim of any Licensed Patents or U.S. Patent Application Serial No. 08/024,487, or any divisions, continuations or continuations-in-part thereof or any patent issuing therefrom, but which involve utilization of GBC-590 Material. Payments under clause (i) shall be due until the expiration of the term of the last to expire of the Licensed Patents, and payments under clause (ii) shall be due in each Territory for not more than twelve (12) years following the date of the first commercial sale of Licensed Products in that Territory.


                  (b) Except as described in Section 3.2(a)(ii), the royalties payable under Section 3.2(a) shall not be reduced as a result of (i) any inventorship investigation involving the Licensed Patents, regardless of the outcome of such investigation; (ii) any amendment of the Licensed Patents necessary to avoid, overcome, or terminate any interference proceeding which is, or may be, declared between the Licensed Patents and U.S. Patent Application Serial No. 08/024,487 or any divisions, continuations or continuations-in-part of same; or (iii) any stacking provision (i.e., a provision allowing Licensee to reduce the royalties due Licensors because of royalties Licensee may be paying a third party for sales of the Licensed Products) in any agreement between Licensee and a third party.

                  (c) Licensee has granted to Licensors the option to jointly acquire one million, three hundred and seventy five thousand (1,375,000) shares of common stock in Licensee, which option shall vest ratably, on a quarterly basis, over a period of two (2) years, in equal portions commencing March 31, 2001. Licensee shall file a registration statement on Licensors' behalf covering 687,500 of the shares issuable upon exercise of such option by March 1, 2001 and shall use its reasonable efforts to cause such registration statement to be declared effective by April 30, 2001. License shall file a registration statement on Licensors' behalf covering the other 687,500 of shares issuable upon exercise of such option by March 1, 2002 and shall use its reasonable efforts to cause such registration statement to be declared effective by April 30, 2002. The exercise price of such option shall be $1.15 which is the average of the closing trade price over the twenty (20) trading days immediately preceding the Effective Date. Such option shall have a ten (10) year life from the Effective Date. Such option shall cease vesting upon the date of termination of this Agreement if the Agreement is terminated by the Licensors or by Licensee pursuant to Section 6.2(e), provided that such portion of such option already

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vested shall be otherwise exercisable in accordance with the terms of such option. Licensor agrees that its sales of shares of stock of the Licensee issuable upon the exercise of the option granted pursuant to Section 3.2(c) (the "Option Shares") shall be limited in any one trading day to no more than 10% of the average daily volume of the preceeding 20 trading days, based on the daily volume as reported in the Wall Street Journal.

                  (d) Licensors shall have the right to jointly designate one representative to observe, but not participate, in meetings of the Board of Directors of Licensee.

         3.3. Sublicense Fees. Licensee shall pay Licensors an amount equal to fifteen percent (15%) of any fees or other consideration Licensee is entitled to receive from each sublicensee which is not an Affiliate in respect of Licensed Products (excluding royalties and documented fees paid to Licensee for research performed by Licensee after the Effective Date that is directly related to the development of Licensed Products). Such payments shall be due and payable no later than forty-five (45) days following the end of each calendar quarter in which such fees are received by Licensee, in accordance with the provisions of
Section 3.4.

         3.4.     Remittance; Foreign Exchange.

                  (a) Licensee shall make payments required under Sections 3.2 and 3.3 by certified check or wire transfer of immediately available funds delivered to Licensors at the address set forth below. All payments shall be stated and paid in U.S. Dollars. Net Revenue received in currencies other than U.S. dollars shall be converted into U.S. dollars at the New York Foreign Exchange Selling Rate as of the last business day of the quarter in which such Net Revenue is received (as published in The Wall Street Journal).

                  (b) In the event that any payment due Licensors under this Agreement is not made when due, the payment shall accrue interest beginning on the first day following the final date on which such payment was due calculated at the annual rate equal to two percent (2%) plus the prime interest rate published in The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter; provided, that in no event shall said annual rate exceed the maximum legal interest rate under Michigan law. Any such delinquent payment, when made, shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of Licensors to any other remedy, legal or equitable, to which they may be entitled because of the delinquency of the payment.

         3.5. Records. During the term of this Agreement and for a period of at least five (5) years following any termination or expiration, Licensee shall maintain records (prepared in accordance with Generally Accepted Accounting Principles) sufficient to determine Net Revenue and payments due under Section
3.2 and Section 3.3. Within forty-five (45) days following the end of each calendar quarter in which payments are due under Section 3.2 or Section 3.3, Licensee shall provide Licensors with a report showing Net Revenue for the quarter, certified as accurate by the Chief Financial Officer of Licensee. Such reports shall be submitted to Licensors whether or not any Net Revenue has been

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received during such period. Such report shall include, at a minimum: (a) the quantities of Licensed Products that Licensee and its sublicensees (including Affiliates) have sold in each country in which Licensed Products are sold; (b) the billings thereon that comprise Net Revenue; (c) the calculation of royalties thereon; and (d) the total royalties so computed and due Licensors. Upon the delivery of each such report, Licensee shall pay to Licensors the amount of royalties and other fees required under this Agreement, if any, due for the period of such report. Upon delivery of the report due for the period ending December 31 of each year, Licensee shall also report to Licensors the aggregate royalties due Licensors for the preceding year.

         3.6. Audits. Licensors shall have the right, not more than twice per year, to have Licensee's books and records audited by a nationally-recognized, independent accountant of Licensors' choosing, to ascertain the accuracy of Licensee's reports. Such audits shall be (a) scheduled within thirty (30) days following delivery of notice by Licensors to Licensee but not less than fifteen
(15) days after such notice, (b) during Licensee's normal business hours, and
(c) conducted in a manner that does not interfere unreasonably with Licensee's business. In the event that any audit determines that the reported Net Revenue was less than ninety-five percent (95%) of actual Net Revenue for the period in question, the cost of such audit shall be borne by Licensee, provided, the royalties payable to Licensors on the difference between the actual Net Revenues and the reported Net Revenues is greater than the cost of such audit, provided, however, that in the event of two audits within any two year period which determine that the reported Net Revenue was less than ninety-five percent (95%) of actual Net Revenue for the period in question, the cost of the second audit shall be borne by Licensee. In all other events, the cost of such audit shall be borne by Licensors.

         3.7. Taxes. All taxes and charges which may be imposed by any foreign government taxing authority on the amounts paid by Licensee to Licensors under this Agreement shall be assumed equally by Licensee and Licensors. In the event Licensee is required to withhold such taxes or charges from the amounts paid to Licensors hereunder and to pay the taxes or charges for the account of Licensors, Licensee shall deliver to Licensors true copies of the receipts or returns covering each such payment. In the event a waiver is available for the payment of any such tax imposed by a foreign government as a result of Licensors' being non-profit organizations, Licensors and Licensee agree to cooperate in any efforts initiated by Licensee to obtain such a waiver. Licensee and Licensors shall share equally the costs and expenses incurred in such waiver process.

                        4. REPRESENTATIONS AND WARRANTIES

         4.1. Licensors Matters. Licensors hereby represent and warrant to Licensee that: (a) WSU and KCI are corporations duly organized and validly existing under the laws of The State of Michigan, and have all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly authorized, executed and delivered by each of WSU and KCI; and (c) this Agreement constitutes the legal, valid and binding obligation of WSU and KCI and

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is enforceable against WSU and KCI in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, reorganization, insolvency or similar laws of general applicability governing the enforcement of the rights of creditors or by the general principles of equity (regardless of whether considered in a proceeding at law or in equity).

         4.2. Licensors' Licensed Patents; Licensed Technology. For purposes of this Section 4.2, "Licensed Patents" shall include only those described in Sections 1.5 (i-ii) and, to the extent that the patents or applications are related to those Licensed Patents described in Sections 1.5 (i-ii), Sections 1.5 (iv-vi). "Licensed Technology" means only such technical information related to such Licensed Patents.

                  (a) LICENSORS REPRESENT AND WARRANT TO LICENSEE THAT TO THE BEST OF LICENSORS' KNOWLEDGE AND WITHOUT INDEPENDENT INVESTIGATION, (i) LICENSORS ARE THE OWNERS OF THE PATENT RIGHTS IN THE LICENSED PATENTS, FREE AND CLEAR OF ALL MORTGAGES, LIENS, PLEDGES, CHARGES OR OTHER ENCUMBRANCES EXCEPT AS SET FORTH IN EXHIBIT C, AND HAVE THE LICENSING RIGHTS THEREIN, AND (ii) ANY PATENTS ISSUED IN RESPECT OF SUCH LICENSED PATENTS AND LICENSED TECHNOLOGY WILL, WHEN ISSUED, BE FREE OF ANY RESTRICTIONS EXCEPT FOR ANY NONEXCLUSIVE RIGHTS HELD BY THE U.S. GOVERNMENT UNDER THE FEDERAL PATENT POLICY AS A RESULT OF PREVIOUS OR PRESENT SPONSORSHIP.

                  (b) LICENSORS MAKE NO EXPRESS OR IMPLIED WARRANTY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO SUCH LICENSED PATENTS OR LICENSED TECHNOLOGY AND HEREBY DISCLAIM THE SAME.

                  (c) LICENSORS MAKE NO EXPRESS OR IMPLIED WARRANTY THAT THE USE OR SALE OF PRODUCTS EMBODYING SUCH LICENSED PATENTS OR LICENSED TECHNOLOGY WILL NOT INFRINGE PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES AND HEREBY DISCLAIM THE SAME.

         4.3. Licensee Matters. Licensee hereby represents and warrants to Licensors that: (a) Licensee is a corporation duly organized and validly existing under the laws of the State of Nevada, and has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly authorized, executed and delivered by Licensee, and (c) this Agreement constitutes the legal, valid and binding obligation of Licensee and is enforceable against Licensee in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, reorganization, insolvency or similar laws of general applicability governing the enforcement of the rights of creditors or by the general principles of equity (regardless of whether considered in a proceeding at law or in equity).

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

                           5. PATENTS AND INFRINGEMENT

         5.1.     Patent Prosecution; Maintenance.

                  (a) Licensors shall be responsible for preparing, filing and prosecuting U.S. and foreign patent applications and maintaining U.S. and foreign patents included in the Licensed Patents; provided, however, that all decisions relating to the prosecution of the Licensed Patents shall be made by Licensee after consultation with, and where appropriate to protect Licensors' rights and interests, the consent of, Licensors.

                  (b) Licensors shall extend all cooperation reasonably necessary for Licensee to perfect its rights in the Licensed Patents and shall cooperate fully with Licensee, at Licensee's expense, in any interference proceeding or investigation and correction of inventorship of the Licensed Patents which Licensee finds to be reasonably necessary. Licensee shall provide reasonable compensation to Licensors' researchers and personnel for time spent assisting in interference proceedings or inventorship investigations. Licensee shall have the right to direct Licensors to amend the Licensed Patents, or take any further action, as it deems reasonably necessary to avoid, overcome, or terminate any interference proceeding which is, or may be, declared between the Licensed Patents and U.S. Patent Application Serial No. 08/024,487 or any divisions, continuations or continuations-in-part of same, and Licensors shall extend Licensee all cooperation which is reasonably necessary for Licensee to do so.

                  (c) Licensee shall reimburse Licensors for all reasonable expenses associated with preparing, filing, prosecuting and maintaining the Licensed Patents and for any expenses associated with any interference proceeding. In addition, Licensee shall reimburse Licensors for any maintenance fees, costs of prosecution, or other costs which may have been expended in connection with the Licensed Patents at the direction of Licensee, or as reasonably necessary to maintain the Licensed Patents, during the period between the LOI Date and the Effective Date. Licensors will provide Licensee with invoices for such expenses and Licensee shall pay such invoices within thirty
(30) days following receipt of the same.

                  (d) In the event Licensee does not intend to reimburse Licensors in accord with Section 5.1(c) hereinabove, for any future expense Licensors may incur in connection with the filing, prosecution or maintenance of any patent or patents licensed hereunder in a specific territory other than the United States, Licensee shall so inform Licensors, in accord with Section 9.3 hereof, at least 60 days prior to the time Licensors are required to incur such expense; and in such instance, as of the date said notice is deemed given, said patent or patents shall cease to be Licensed Patents with respect to such territory, and this Agreement shall terminate, in accord with Section 6.3, but only with regard to the patent or patents which are the subject of said notice. Licensee shall not be relieved of its payment obligations pursuant to Section 3.1(a-c) as a result of its decision not to reimburse Licensors for patent expenses in accordance with this section.

         5.2. Infringement. Each party shall promptly inform the other party in writing of any infringement of the Licensed Patents by a third party of which such party has knowledge and shall provide the other party with any available information relating to such infringement.

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

         5.3.     Enforcement.

                  (a) Licensee shall, with Licensors' consent (which shall not be unreasonably withheld), have the first option to pursue any enforcement or defense of the Licensed Patents; provided, that Licensee shall (i) pay all costs and expenses related to the same which are incurred by Licensee along with all reasonable costs Licensors are directed to incur by Licensee; (ii) keep Licensors informed of the progress of such enforcement or defense; and (iii) provide Licensors with reasonable notice of all proceedings relating to the same. At Licensors' request, Licensee shall name Licensors as co-parties in any such action and shall provide Licensors with a written report of the status of such proceedings at least every month or more often if circumstances warrant. Licensee's costs in prosecuting such matters shall be subject to reimbursement in accordance with Section 5.3(c). Licensee shall notify Licensors of its decision to exercise its right to enforce the Licensed Patents within thirty
(30) days following its discovery or receipt of notice of the alleged infringement.

                  (b) If Licensee (i) does not immediately opt to enforce or defend any Licensed Patent, or (ii) within ninety (90) days of commencing to prosecute any enforcement or defense action: (A) has not persuaded the alleged infringer to desist, (B) is not diligently pursuing an infringement action or diligently defending the validity or enforceability of the Licensed Patent at issue as reasonably determined by Licensors, or (C) has not provided Licensors with evidence of bona fide negotiations of an acceptable sublicense agreement with the alleged infringer, then Licensors shall have the right to pursue the alleged infringer or take control of any action initiated by Licensee at Licensors' expense, and to collect for their own use all damages, profits, settlements and awards of whatever nature recoverable from such infringement, and Licensee shall not be entitled to any recovery pursuant to Section 5.3(c). Licensors may use the name of Licensee as party plaintiff for purposes of pursuing any alleged infringer.

                  (c) In the event that Licensee undertakes the enforcement or defense of the Licensed Patents by litigation or settlement action, Licensee may withhold from the date of Licensee's filing of a litigation pleading, notice of appearance or other litigation initiating document, up to fifty percent (50%) of the royalties otherwise thereafter due Licensors under Section 3.2 and apply the same toward reimbursement of its expenses, including reasonable attorney's fees in connection therewith. Any recovery of damages by Licensee in any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to the suit or settlement thereof, and next toward reimbursement of Licensors for any royalties withheld and applied pursuant to the first sentence of this Section 5.3(c). Any remaining recoveries shall be distributed in the following order: (i) to Licensee as reimbursement for lost sales, (ii) to Licensors for lost royalties on account of such lost sales, and
(iii) divided among Licensors and Licensee with fifty percent (50%) payable to Licensee and fifty percent (50%) payable to Licensors. No settlement, or consent judgment or other voluntary final disposition of the suit may be entered into by Licensee without the consent of Licensors, which consent shall not be unreasonably withheld.

                  (d) Notwithstanding the provisions of Section 5.3(a), in the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patents is filed against Licensee or Licensors, Licensors, at their option, shall have the right, within thirty (30) days after notification of same, to intervene and assume sole defense of the action at Licensors' expense. In the event that Licensors exercise their rights under this
Section 5.3(d), Licensors may collect for their own use all damages, profits, settlements and awards of whatever nature recoverable from such action, and Licensee shall not be entitled to any recovery pursuant to Section 5.3(c).

                  (e) In any infringement suit Licensee or Licensors may institute to enforce the Licensed Patents, or in any declaratory judgment action alleging invalidity or non-infringement of any Licensed Patent brought against Licensors or Licensee, the other party shall, at the request and expense of the party initiating or defending the suit or action, cooperate in all reasonable respects, have its or their employees testify when requested, and make available relevant records, papers, information, specimens and the like.

                              6. TERM; TERMINATION

         6.1. Term. Unless sooner terminated in accordance with this Section 6, this Agreement shall remain in effect until the later of (a) the expiration of the term of the last to expire of the Licensed Patents, or (b) on a Territory-by-Territory basis, twelve (12) years following the first commercial sale of Licensed Products.

         6.2.     Termination.

                  (a) Upon any material breach by Licensee, Licensors shall have the right to terminate this Agreement, and the rights and license granted hereunder, with thirty (30) days notice to Licensee, unless Licensee cures such breach prior to the expiration of said thirty (30) day period. Licensee's "material obligations" under this Agreement shall include, without limitation, its obligations under Sections 2.2, 2.4(d), 2.6, 3.1, 3.2, 3.3, 3.5, 4.3, 5.1,
7, and 8.

                  (b) Licensors may, at their sole discretion, terminate this Agreement in the event that Licensee has not received FDA or equivalent agency approval for the sale of a Licensed Product by January 1, 2006.

                  (c) To the extent permitted by law, if during the term of this Agreement Licensee shall make an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be instituted on behalf of or against Licensee, or if a receiver or trustee shall be appointed for the property of Licensee, Licensors may, at their option, terminate this Agreement and revoke the license (and any sublicensees granted pursuant thereto) by providing thirty (30) days written notice to Licensee.

                  (d) Licensee shall have the right to terminate this Agreement and the license granted it hereunder for any reason with one hundred and twenty
(120) days notice to Licensors; provided, that Licensee's right to terminate this Agreement does not relieve Licensee of its payment obligations pursuant to Sections 3.1(a-c). If the Agreement is terminated by Licensee for cause pursuant to Section 6.2(e), Licensee shall not be obligated to make any further payments to Licensors pursuant to Section 3.1 (c).

                  (e) Upon any material breach by Licensors, Licensee shall have the right to terminate this Agreement upon thirty (30) days notice to Licensors, unless Licensors fully cure said breach within said thirty (30) day notice period. Licensors' "material obligations" under this Agreement shall include, without limitation, their obligations under sections: 2.1, 2.2, 2.4 (b-c), and Exhibit C, and any warranties given herein.

                  (f) Licensors may, at their option, terminate this Agreement and revoke the license granted in Sections 2.1 and 2.2. in the event Licensee is involuntarily delisted from the Nasdaq stock exchange for reasons of failure to comply with the listing requirements under NASD Market Place Rule 4310(c)(2),
(4) or (7), provided, however, that Licensors shall have no right to terminate this Agreement, except as provided in Sections 6.2 (a-c), once Licensee has entered into an agreement to sell Licensed Products with a pharmaceutical or biotechnology company having a net worth of at least $100 million or market capitalization of at least $200 million; furthermore, Licensors shall have no right to terminate this Agreement, except as provided in Sections 6.2 (a-c), during any time period when (i) Licensee has at least a total of $10 million in cash and cash equivalents on its balance sheet as certified by Licensee's chief financial officer and Licensee's financial obligations do not exceed such amount, or (ii) Licensee's closing stock price on the Nasdaq SmallCap Market, Nasdaq National Market, New York Stock Exchange or American Stock Exchange is at least $5.00 per share..

         6.3.     Effect of Termination.

                  (a) Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of such termination, and Licensee may, after the effective date of such termination, complete Licensed Products in the process of manufacture at the time of such termination and sell the same together with Licensed Products in inventory for a period of twelve (12) months; provided, that Licensee pays to Licensors royalties as required by Section 3.2 and submits reports as required by Section 3.5.

                  (b) The provisions of this Section 6, Section 7 (solely with respect to claims made by third parties) and Section 8 shall survive any termination of this Agreement.

         6.4. Sublicenses. In the event the license granted to Licensee under
Section 2 terminates for any reason, each of Licensee's sublicenses at such time shall continue to have the rights and license set forth in their sublicense agreements; provided the terms of such sublicense agreement have been consented to by Licensor and such sublicensee agrees in writing that Licensor is entitled to enforce such provisions directly against such sublicensees.

                               7. INDEMNIFICATION

         7.1. Indemnification by Licensee. Subject to the provisions of Section 7.3, Licensee hereby agrees to indemnify, defend and hold harmless Licensors and their affiliates, trustees, officers, employees and agents (collectively, the "Licensors Indemnitees") from, against and in respect of any and all damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, claims, losses, costs, expenses, obligations and liabilities (including costs of collection and reasonable attorneys' fees and expenses) (herein called "Loss(es)") arising from or related to any (a) use by Licensee, or by any party acting on behalf of or under authorization from Licensee, of the Licensed Technology or Licensed Patents; (b) use, sale or other disposition by Licensee, or by any party acting on behalf of or under authorization from Licensee, of Licensed Products; (c) subject matter of this Agreement; or (d) litigation involving U.S. Patent Application Serial No. 08/024,487, including any continuation, continuation-in-part or division thereof or litigation involving any of the named inventors thereto.

         7.2. Sublicensees. Licensee shall require all of its sublicensees (including Affiliates) to indemnify, defend and hold harmless Licensors Indemnitees under the same terms as stated in this Section 7.

         7.3. Procedures-Indemnification Notice. If any Losses shall be paid or accrued by any Licensors Indemnitees, any claim shall be asserted against any Licensors Indemnitees, or any action or proceeding shall be pending which may give rise to any Losses with respect to which any Licensors Indemnitees would be entitled to be indemnified hereunder by Licensee, Licensors shall, if a claim with respect thereto is or may be made against Licensee pursuant to this Section 7, give Licensee (a) written notice (the "Indemnification Notice") reasonably identifying such claim or the commencement of such action or proceeding and the amount of Losses paid or accrued by Licensors Indemnitees, and (b) a copy of such claim or process and all legal pleadings in connection therewith. The failure to give such notice, or of such notice to identify such claim or commencement, shall not relieve Licensee (or its sublicensees) of any of its indemnification obligations contained in this Section 7, except where, and solely to the extent that, such failure actually and materially prejudices the rights of Licensee (or any of its sublicensees).

         7.4. Procedures-Objections to Claims. If Licensee shall object to the indemnification of Licensors Indemnitees in respect of any claim or claims specified in any Indemnification Notice, Licensee shall, within thirty (30) days after delivery to Licensee of such Indemnification Notice, deliver to Licensors written notice to such effect, and the Licensee and Licensors shall, within the forty-five (45) day period beginning on the date of delivery to Licensors of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Licensee shall have so objected. If Licensors and Licensee succeed in reaching agreement on their respective rights with respects to any of such claims, Licensors and Licensee shall promptly prepare and sign a memorandum setting forth such agreement.

         7.5. Procedures-Submission to Arbitration. Any claim specified in an Indemnification Notice with respect to which Licensors and Licensee shall fail to reach an agreement within the forty-five (45) day period specified in Section
7.4 shall be submitted to three (3) arbitrators, one arbitrator to be selected by Licensors, one arbitrator to be selected by Licensee and a third to be selected by mutual agreement of the two aforementioned arbitrators, to be settled by arbitration in the City of Detroit, Michigan, in accordance with the then-existing rules of the American Arbitration Association. The decision of such arbitrators as to the validity and amount of any such claim shall be binding and conclusive upon Licensors and Licensee, and judgment upon the award may be entered in any court having jurisdiction thereof.

         7.6. Procedures-Agreed Claims; Payment of Claims. Claims specified in any Indemnification Notice to which Licensee (or its sublicensee) shall not object in writing within thirty (30) days after receipt by Licensee of such Indemnification Notice, claims covered by a memorandum of agreement of the nature described in Section 7.4, and claims the validity and amount of which shall have been determined as provided in Section 7.5 are hereinafter referred to, collectively, as "Agreed Claims." The amount of any Agreed Claim against Licensee (or its sublicensee) shall be paid, in cash, to Licensors promptly after the determination thereof.

         7.7.     Procedures-Third Party Claims.

                  (a) Promptly after the assertion by any third party of any claim against any Licensors Indemnitees that, in the judgment of Licensors, may result in the incurrence by any Licensors Indemnitees of Losses for which such Licensors Indemnitees would be entitled to indemnification pursuant to this Agreement, Licensors shall deliver to Licensee an Indemnification Notice with respect to such claim, and Licensee may, at its option within thirty (30) days after receipt of the Indemnification Notice, assume the defense (including settlement negotiations) of Licensors Indemnitees against such claim if it has not been settled or compromised (including the employment of counsel who shall be satisfactory to Licensors and the payment of expenses); provided, that approval of the Licensors shall be required for any settlement, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, if Licensors determine that there is a reasonable probability that a claim may materially and adversely affect them, other than as a result of money payments required to be reimbursed by Licensee under this Section 7, Licensors shall, at their expense, have the right to defend, compromise or settle such claim or suit; provided, further, that such settlement or compromise shall not, unless consented to in writing by Licensee, be relevant as to the liability of Licensee to Licensors Indemnitees.

                  (b) If Licensee participates in or assumes the defense of any claim asserted by a third party, the Licensors Indemnitees, Licensee and its counsel shall cooperate in the defense against, or compromise of, such asserted liability. The Licensors Indemnitees shall have the right to employ separate counsel in any such action or claim and participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Licensee unless (i) the Licensee shall have failed, within thirty (30) days after having been notified in writing by Licensors of the existence of such claim as provided in Section 7.3(a), to assume the defense of such claim, (ii) the employment of such counsel of the Licensors Indemnitees has been specifically authorized by the Licensee, or (iii) there is a conflict of interest as determined by Licensee or Licensors' counsel. If there is a final judgment for the plaintiff in any such action, or if there is a settlement of any such action effected with the consent of Licensee and Licensors, in each case not to be unreasonably withheld, Licensee shall indemnify and hold harmless the Licensors Indemnitees from and against any loss or liability by reason of judgment or settlement.

                                  8. INSURANCE

         8.1.     Insurance Coverage.

                  (a) Effective as of the time any Licensed Product is being clinically tested with human subjects or commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee (or by a sublicensee or agent of Licensee), whichever comes first, Licensee shall, at its sole cost and expense, procure and maintain insurance under policies that shall name Licensors as additional insureds.

                  (b) Such insurance shall provide minimum comprehensive general liability (including product liability) coverage in amounts not less than three million dollars ($3,000,000) per incident and five million dollars ($5,000,000) annual aggregate. Such comprehensive general liability insurance shall provide
(i) product liability coverage, and (ii) broad form contractual liability coverage for Licensee's indemnification obligations under Section 7 of this Agreement. The insurance coverage required under this Section 8 shall not be construed to create a limit of Licensee's liability with respect to its indemnification under Section 7 of this Agreement.

                  (c) Licensee shall provide Licensors with written evidence of such insurance upon request of Licensors. Licensee shall provide Licensors with written notice by the later of (i) fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance or (ii) receipt of notice of intent to terminate or not renew or a material change in such insurance from Licensee's insurer. If Licensee does not obtain replacement insurance providing comparable coverage on or prior to such cancellation, non-renewal or material change in insurance, Licensors shall have the right to terminate this Agreement immediately.

                  (d) Licensee shall maintain such insurance beyond the expiration or termination of this Agreement during the period that any Licensed Product is being commercially distributed by Licensee or by a sublicensee. If such insurance is canceled, not renewed or otherwise terminated, the Licensee shall purchase a retroactive reporting endorsement.

                                9. MISCELLANEOUS

         9.1. Relationship of Parties. For the purposes of this Agreement, each party shall be, and shall be deemed to be, an independent contractor and not an agent or employee of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing.

         9.2. Publicity. Licensee and Licensors shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such public statement except as they may mutually agree or except as required under Federal securities laws or other laws or regulations applicable to Licensee or Licensors or reasonably required by securities counsel. Each party shall provide the other party's public relations contact with a written copy of such press release or public statement for approval. Provided there is written or electronic verification of communication to the public relations contact reviewing the press release or public statement, if the reviewing party does not approve or disapprove such press release or public statement within five (5) business days, then such party shall be deemed to have consented to such press release or public statement. Neither party shall use the name of the other party, nor any adaptation thereof in any advertising, promotional or sales literature, or in any other form of publicity without prior written consent obtained from the party whose name is to be used, as applicable in each case, in each case such consent not to be unreasonably withheld. Nothing in this Section 9.2 shall be deemed to prevent Licensee from disclosing sublicense arrangements or agreements without Licensors' consent, provided Licensors' name is not disclosed.

         9.3. Notices. Unless otherwise provided herein, any notice, report or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) business days after the date of mailing), or sent by facsimile (such notice sent by facsimile to be effective when sent, if confirmed by certified or registered mail as aforesaid) as follows:

         If to Licensors, addressed to:

                  Wayne State University
                  4032 FAB, 656 West Kirby
                  Detroit, Michigan  48202
                  Attention:  Director, Technology Transfer
                  Telephone No.:  (313) 577-5541
                  Facsimile No.:  (313) 577-3626
                  WSU Reference # 94-313

                  Karmanos Cancer Institute
                  4100 John R
                  Detroit, Michigan  48201
                  Attention:  Chief Financial Officer
                  Telephone No.:  (313) 993-7770
                  Facsimile No.:  (313) 993-7165
                  KCI Reference # __________

         If to Licensee, addressed to:

                  SafeScience, Inc.
                  31 St. James Ave., 8th Floor
                  Boston, MA02116
                  Attention: Bradley J. Carver, President and CEO Telephone No.: (617) 422-0674
                  Facsimile No.:  (617) 422-0675

or to such other place as any party may designate as to itself by written notice to the other party.

         9.4. Entire Agreement; Amendments. This Agreement constitutes the entire agreement among Licensee, WSU and KCI pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including, without limitation, the Letter of Intent. No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

         9.5. Waivers. The waiver by Licensee or Licensors of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise expressly provided.

         9.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.7. Transfer, etc. Neither party may assign this Agreement or any of such party's rights and obligations hereunder to any third party without the prior written consent of the other party; provided, in the event of bankruptcy, Licensee may assign this Agreement only to a company with a net worth of at least thirty million dollars ($30,000,000) and which has a purpose similar to that of Licensee. Either party may assign this Agreement, and such party's rights and obligations hereunder, to an affiliate so long as the assigning party remains primarily liable for its obligations hereunder. Any attempted assignment, delegation or transfer in contravention of this Agreement shall be null and void.

         9.8. Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon, Licensee, WSU and KCI and their respective successors and permitted assigns; nothing in this Agreement, expressed or implied, is intended to confer on any person other than Licensee, WSU and KCI or, as applicable, their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.9. Headings. The Section headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         9.10. Rules of Construction. The following rules of construction shall be applicable for all purposes of this Agreement, unless the context otherwise requires: (a) the terms "hereby," "herein," "hereof," "hereto," "hereunder" and any similar terms shall refer to this Agreement, and the term "hereafter" shall mean after the Effective Date; (b) words importing the singular number shall mean and include the plural number and vice versa; (c) to the extent they are not, the terms "include," "including" and similar terms shall be construed as if followed by the phrase "without limitation;" and (d) the term "or" shall be construed in the inclusive sense.

         9.11. Choice of Law. This Agreement shall be governed by and construed in accordance with domestic substantive laws of The State of Michigan, without regard for any choice or conflict of laws rule or principle that would result in the application of the domestic substantive law of any other jurisdiction.

IN WITNESS WHEREOF, Licensee and Licensors have caused this Agreement to be duly executed on their behalf by their respective representatives as of the Effective Date.

           WAYNE STATE UNIVERSITY                    SAFESCIENCE, INC.


By:    /s/ George E. Dambach               By:   /s/ Bradley J. Carver
           ---------------------------               ---------------------------

Name:      George E. Dambach, Ph.D.        Name:     Bradley J. Carver


Title:     Vice President, Research        Title:    President



           BARBARA ANN KARMANOS
           CANCER INSTITUTE


By:    /s/ V. K. Vaitkevicius
           ---------------------------

Name:      V. K. Vaitkevicius, M.D., FACP


Title:     Chief Executive Officer

                                   EXHIBIT A

                                Licensed Patents


  U.S. Patents and National Stage Applications based on International Application No. PCT/US95/07547 entitled "Method for Inhibiting Cancer Metastasis by Oral Administration of Soluble Modified Citrus Pectin"; and Continuation of U.S. Patent Application No. 08/271,821

                  1. European National Phase PCT Application No. 95 925 253.7 (Based on International Application No. PCT/US95/07547 filed June 14, 1995)


                  2. Norwegian Patent Application No. 19970039 (based on International Application No. PCT/US95/07547)


                  3. Australian Patent No. 695677 in the names of Barbara Ann Karmanos Institute and Wayne State University

                  4. Brazilian Patent Application No. PI 9508245 (based on International Application No. PCT/US95/07547) 5. Singapore Patent No. 36374 (based on International Application No. PCT/US95/07547)

                  6. Japanese National Phase PCT Application No. 8-504302 (Based on PCT/US95/07547)

                  7. Mexican National Stage Application No. 970118 (Based on International Application No. PCT/US95/07547)

                  8. Canadian Patent Application No. 2,194,586 (based on International Application No. PCT/US95/07547)

                  9. Chinese National Stage Application No. 95194958.6 (based on International Application No. PCT/US95/ 07547)

                  10. Finnish Patent Application No. 965269 (based on International Application No. PCT/US95/07547)

                  11.   U.S. Patent No. 5,834,442

                  12.   U.S. Patent No. 5,895,784

                                    Exhibit b

                                Funding Sources


National Institutes of Health Contract RO1 CA 57453

CaPCURE Foundation  Investigator Award-Ken Pienta (gift/discretionary funds)

DePaul-Zuckerman Foundation Endowed Chair Award- Avraham Raz

                                    EXHIBIT C

            Mortgages, Liens, Pledges, Charges or other Encumbrances


Possible interference proceedings or inventorship disputes involving Licensed Patents and U.S. Patent Application Serial No. 08/024,487